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                                                                    Exhibit 21.1

                           WRIGHT MEDICAL GROUP, INC.

                              LIST OF SUBSIDIARIES

1.       Wright Medical Technology, Inc. (USA)

2.       Wright Medical Technology Canada Ltd. (Canada)

3.       Wright Cremascoli Orthotechnique SA (France)

4.       2Hip Holdings SAS  (France)

5.       Wright Medical Japan K.K. (Japan)

6.       Wright Cremascoli Ortho Trading Snc

7.       Wright Medical Europe SA (France)

8.       Cremascoli Ortho SA (France)

9.       Wright Cremascoli Ortho SpA (Italy)

10.      Cremascoli Thema Ortho S.A. (Belgium)

11.      Wright Cremascoli Ortho Limited (UK)

12.      Cremascoli Ortho GmbH (German)

13.      Cremascoli Ortho SA (Spain)